Exhibit 99.1

FOR IMMEDIATE RELEASE

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Drew Vollero 310-252-2703 drew.vollero@mattel.com

MATTEL REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Company Completes MEGA Brands Acquisition; Declares Quarterly Dividend

Second Quarter Highlights

•	Worldwide net sales down 9%;

•	North American Region[1] gross sales down 8% and International Region gross sales down 9%;

•	Worldwide gross sales by core brands: Barbie® down 15%; Hot Wheels® down 2%; Fisher-Price® down 17% and American Girl® up 6%;

•	Gross margin decreased 490 basis points of net sales, partially due to MEGA® Brands;

•	SG&A increased 340 basis points of net sales, including the impact of MEGA Brands;

•	Operating income of $1.0 million compared to operating income of $94.8 million in the second quarter of 2013; and

•

Earnings per share of $0.08 (includes tax benefit of $0.11 per share and a negative impact of $0.06 per share of MEGA Brands acquisition and integration costs2) vs. prior year earnings per share of $0.21.

Capital Deployment

•	Board declared 2014 third quarter cash dividend of $0.38 per share, reflecting an annualized dividend of $1.52 per share;

•	The Company acquired MEGA Brands for approximately $423 million, net of cash acquired; and

•	The Company repurchased 2.6 million shares of its common stock during the second quarter at a cost of approximately $100 million.

EL SEGUNDO, Calif., July 17, 2014 – Mattel, Inc. (NASDAQ: MAT) today reported 2014 second quarter financial results. For the quarter, the Company reported net income of $28.3 million, or $0.08 per share, which includes a tax benefit of $0.11 per share and a negative impact of $0.06 per share of MEGA Brands acquisition and integration costs2, compared to last year’s second quarter net income of $73.3 million, or $0.21 per share.

“In the second quarter, we made significant progress across a number of initiatives to better position Mattel in the second half of the year and beyond,” said Bryan G. Stockton, Mattel

[1]	Consists of the U.S., Canada and American Girl
[2]	Consists of acquisition and integration costs, including amortization of acquired intangible assets and inventory fair value markup above cost

Chairman and Chief Executive Officer. “For example, we completed the acquisition of MEGA Brands, reduced inventories, strengthened our management team, shifted marketing spend to the back half of the year, and exercised strong controls on SG&A expenses. And while results for the quarter did not meet our expectations, we did see improving POS trends. As we move into the second half of the year and the all-important holiday season, we need to drive POS higher by bringing innovative products to market, making additional advertising investments and optimizing the effectiveness of our marketing spend.”

Financial Overview

For the quarter, net sales were $1.06 billion, down 9% compared to $1.17 billion last year. On a regional basis, second quarter gross sales decreased 8% in the North American Region, which consists of the U.S., Canada and American Girl, including a 1 percentage point unfavorable impact from changes in currency exchange rates. For the International Region, gross sales decreased 9%, including a 2 percentage point unfavorable impact from changes in currency exchange rates. Operating income for the quarter was $1.0 million, compared to prior year’s operating income for the quarter of $94.8 million. The Company’s debt-to-total capital ratio as of June 30, 2014 was 41.8%.

Cash flows used for operating activities were approximately $79 million, compared to approximately $286 million in 2013, driven by lower working capital usage. Cash flows used for investing activities were approximately $525 million, an increase of approximately $393 million, driven by the acquisition of MEGA Brands. Cash flows from financing activities and other were approximately $83 million, compared to cash flows used for financing activities and other of approximately $95 million in 2013. The change was primarily due to lower repayments of long-term debt, partially offset by lower proceeds from stock option exercises.

Capital Deployment

The Company announced today that its Board of Directors declared a third quarter cash dividend of $0.38 per share on the Company’s common stock. The dividend will be payable on September 19, 2014 to stockholders of record on August 27, 2014. The dividend is the third of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $1.52 per share, which represents a 6% increase to last year’s total dividends. During the second quarter of 2014, the Company repurchased 2.6 million shares of its common stock at a cost of approximately $100 million.

Sales by Brand

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for Mattel Girls & Boys Brands were $689.0 million, down 13% versus the prior year. Worldwide gross sales for the Barbie brand were down 15%. Worldwide gross sales for Other Girls brands were down 11%, primarily due to Monster High®, partially offset by Disney Princess and Ever After High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels and Matchbox® brands, were down 3%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were down 19%.

Fisher-Price Brands

Second quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $328.8 million, down 17% versus the prior year.

American Girl Brands

Second quarter gross sales for American Girl Brands, which offers American Girl-branded products directly to consumers, were $83.1 million, up 6% versus the prior year.

Construction and Arts & Crafts Brands

Second quarter gross sales for Construction and Arts & Crafts Brands, which includes the MEGA BLOKS® and RoseArt® brands, were $61.6 million. Mattel acquired MEGA Brands Inc. on April 30, 2014.

Live Webcast

Mattel will webcast its 2014 second quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors” section of the Company’s corporate website: http://corporate.mattel.com/. To listen to the live call, log in to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s website for 90 days and may be accessed beginning two hours after the completion of the live call.

A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Thursday, July 24 at midnight Eastern time and may be accessed by dialing +1-404-537-3406. The passcode is 61224509.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

Forward-looking Statements

This press release contains forward-looking statements on a variety of matters, including without limitation, the Company’s expected quarterly cash dividend payments in 2014. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2014, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2014		2013		Yr / Yr % Change	2014		2013		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,062.3		$1,169.1		-9%	$2,008.4		$2,164.7		-7%
Cost of sales	569.7	53.6%	569.1	48.7%	0%	1,034.3	51.5%	1,024.6	47.3%	1%

Gross Profit	492.6	46.4%	600.0	51.3%	-18%	974.1	48.5%	1,140.1	52.7%	-15%
Advertising and promotion expenses	99.9	9.4%	113.4	9.7%	-12%	190.7	9.5%	217.9	10.1%	-13%
Other selling and administrative expenses	391.7	36.9%	391.8	33.5%	0%	776.2	38.6%	761.6	35.2%	2%

Operating Income	1.0	0.1%	94.8	8.1%	-99%	7.2	0.4%	160.6	7.4%	-96%
Interest expense	19.0	1.8%	18.3	1.6%	4%	36.2	1.8%	38.6	1.8%	-6%
Interest (income)	(2.2)	-0.2%	(1.3)	-0.1%	70%	(3.5)	-0.2%	(2.7)	-0.1%	29%
Other non-operating (income) expense, net	(1.4)		(0.9)			(1.7)		1.8

(Loss) Income Before Income Taxes	(14.4)	-1.4%	78.7	6.7%	-118%	(23.8)	-1.2%	122.9	5.7%	-119%
(Benefit) Provision for income taxes	(42.7)		5.4			(40.9)		11.0

Net Income	$28.3	2.7%	$73.3	6.3%	-61%	$17.1	0.9%	$111.9	5.2%	-85%

Net Income Per Common Share - Basic	$0.08		$0.21			$0.05		$0.32

Weighted average number of common shares	338.7		346.6			339.5		345.5

Net Income Per Common Share - Diluted	$0.08		$0.21			$0.05		$0.32

Weighted average number of common and potential common shares	340.6		350.4			341.6		349.5

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2014		2013		2014		2013
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$689.0		$792.4		$1,345.8		$1,484.6
% Change		-13%		1%		-9%		6%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0		-1		0
Fisher-Price Brands	328.8		396.7		600.2		684.0
% Change		-17%		-3%		-12%		-5%
Pos./(Neg.) Impact of Currency (in % pts)		0		-1		0		-1
American Girl Brands	83.1		78.2		189.1		178.6
% Change		6%		14%		6%		23%
Construction and Arts & Crafts Brands	61.6		—		61.6		—
Other	8.6		10.8		15.7		19.4

Gross Sales	$1,171.1		$1,278.1		$2,212.4		$2,366.6

% Change		-8%		1%		-7%		4%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0		-1		0

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$1,171.1		$1,278.1		$2,212.4		$2,366.6
Sales Adjustments	(108.8)		(109.0)		(204.0)		(201.9)

Net Sales	$1,062.3		$1,169.1		$2,008.4		$2,164.7

% Change		-9%		1%		-7%		4%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0		-1		0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At December 31,
	2014	2013	2013
(In millions)	(Unaudited)
Assets
Cash and equivalents	$518.2	$823.0	$1,039.2
Accounts receivable, net	878.9	945.7	1,260.1
Inventories	885.4	793.6	568.8
Prepaid expenses and other current assets	602.8	564.9	509.9

Total current assets	2,885.3	3,127.2	3,378.0
Property, plant, and equipment, net	704.4	621.2	659.3
Other noncurrent assets	2,888.8	2,448.0	2,402.3

Total Assets	$6,478.5	$6,196.4	$6,439.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$20.5	$40.7	$4.3
Current portion of long-term debt	—	50.0	—
Accounts payable and accrued liabilities	867.4	921.7	1,015.4
Income taxes payable	20.7	26.0	27.7

Total current liabilities	908.6	1,038.4	1,047.4
Long-term debt	2,100.0	1,600.0	1,600.0
Other noncurrent liabilities	518.3	636.6	540.6
Stockholders’ equity	2,951.6	2,921.4	3,251.6

Total Liabilities and Stockholders’ Equity	$6,478.5	$6,196.4	$6,439.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2014	2013

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	74	73
Total debt outstanding	$2,120.5	$1,690.7
Total debt-to-total capital ratio	41.8%	36.7%

	Six Months Ended June 30,
(In millions)	2014(a)	2013
Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(79)	$(286)
Cash flows (used for) investing activities	(525)	(132)
Cash flows from (used for) financing activities and other	83	(95)

Decrease in cash and equivalents	$(521)	$(513)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.